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Exhibit 4.4

INVESTORS' RIGHTS AGREEMENT

        This Investors' Rights Agreement, dated as of May 25, 2007 (the "Agreement"), is made and entered into by and among Abraxas Energy Partners, L.P., a Delaware limited partnership ("Company"), Abraxas General Partner, LLC, a Delaware limited liability company ("GP"), Abraxas Petroleum Corporation, a Nevada corporation ("Parent") and the investors listed on Schedule 1 attached hereto (individually a "Investor" and collectively, the "Investors").

        WHEREAS, the Company, GP, Parent and the Investors are parties to a Purchase Agreement of even date herewith (the "Purchase Agreement") pursuant to which the Investors acquired certain of the Company's Common Units.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

        1.    Definitions.    Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in that certain First Amended and Restated Agreement of Limited Partnership of the Company dated May 25, 2007.

        2.    Board Representation.

          (a)    Designation of Board Member.    For the period hereafter indicated, the Investors will have a separate and independent right to designate one (1) natural person to serve as a member of the Board of Directors of GP. In order to effect this right, Parent (or its Affiliates that own Units) shall vote the membership interests in GP owned by it in a manner so as to cause and maintain the election of the persons so designated by the holders of a majority of the Common Units owned by the Investors. The Investors' right to designate a member of the Board of Directors shall terminate upon the completion by the Company of an Initial Public Offering.

          (b)    Replacement.    In the event of the resignation, death, removal or disqualification of a person designated by the Investors to serve on the Board of Directors, as set forth above, the Investors shall promptly designate a new member of the Board of Directors, and after written notice of the designation has been given by the Investors to Parent, Parent shall vote its membership interests in GP owned by it to elect such nominee to the Board of Directors.

          (c)    Removal.    The holders of a majority of the Common Units owned by the Investors may specify that any person designated by the Investors to serve on the Board of Directors shall be removed at any time and from time to time, with or without cause.

          (d)    Indemnification and Insurance.    So long as the Investors have a right to designate a Director pursuant to this Section 2, the GP shall maintain director and officer insurance reasonably satisfactory to the Investors.

        3.    Miscellaneous Provisions.

          (a)    Term.    Unless earlier terminated by agreement of the parties, this Agreement shall terminate and be of no further force or effect upon the completion of the Initial Public Offering by the Company.

          (b)    Amendment and Modification.    Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Company, GP, Parent and the holders of a majority of the Common Units owned by the Investors.

          (c)    Waiver of Compliance; Consents.    Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          (d)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

          If to Company, GP or Parent, to:

      Abraxas Petroleum Corporation
      500 N. Loop 1604 East, Suite 100
      San Antonio, Texas 78232
      Fax: 210-490-8816

          If to Investors, addressed to the address set forth on the signature pages attached hereto.

          (e)    Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party (which may be withheld in its sole discretion).

          (f)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including matters of validity, construction, effect, performance and remedies.

          (g)    Facsimiles; Counterparts.    This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

          (h)    Entire Agreement.    This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

          (i)    Severability.    Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (j)    Third-party Beneficiaries.    This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third-party, including any creditor of any party or any of their Affiliates. No such third-party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any party hereto.

[schedule 1 and signature page follows]

        IN WITNESS WHEREOF, Company, GP, Parent and the Investors have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ABRAXAS ENERGY PARTNERS, L.P.
By:	Abraxas General Partner, LLC, its General Partner
	By:	/s/ Barbara M. Stuckey Name: Barbara M. Stuckey Title: President and Chief Operating Officer
ABRAXAS GENERAL PARTNER, LLC
By:	/s/ Barbara M. Stuckey
Name:	Barbara M. Stuckey
Title:	President and Chief Operating Officer
ABRAXAS PETROLEUM CORPORATION
By:	/s/ Chris E. Williford
Name:	Chris E. Williford
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Investors Rights Agreement]

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INVESTORS' RIGHTS AGREEMENT